Exhibit 10.1

22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

April 24, 2020

Michael Price

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

Dear Michael,

It is my pleasure to extend to you an offer to join Akcea Therapeutics, Inc. (the “Company”), as Executive Vice President and Chief Financial Officer, reporting to me. This position will begin as of May 18, 2020 (your “Start Date”). Your duties will be commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly-sized companies, and such other duties, authorities and responsibilities as the Company may designate from time to time that are not inconsistent with your position. You will be expected to live in the Boston, MA area and work in the Company’s Boston office. For a period of no more than 18 months from your start date (i.e., November 18, 2021), you will receive a gross, housing allowance of $10,800/month to assist you in renting an apartment in the Boston area.

In this position, you will receive an annual base salary of $450,000. You are also eligible for an annual incentive bonus targeted at 50% of your base salary under our current Management by Objectives (MBO) program.

As additional incentive, the Company will grant you 300,000 stock options and 50,000 restricted stock units (RSUs). The exercise price of the options will be equal to the fair market value of the Company’s common stock in accordance with the terms set out in the Akcea equity incentive plan, and the options and restricted stock units will be issued under, and subject to, the terms of the Akcea equity incentive plan. The options will vest 25% on the first anniversary of your Start Date and then in equal monthly installments over the next three years. The RSUs will also vest over four years with 25% vesting annually on each anniversary of your Start Date.

You will receive a performance review at the end of 2020, and you will be eligible for a merit salary increase and a pro-rated MBO bonus and merit stock award at that time.

You also have the opportunity to participate in our employee benefits program, outlined in the provided benefits summary. Your vacation will begin accruing at the rate of 3 weeks per year based on your anniversary date.

You will be provided with relocation assistance, under Akcea’s Relocation Policy, to support you with moving stored furniture and belongings from New York to Boston within the 18-month window of housing coverage. If you voluntarily leave the Company or are terminated for cause, you will be responsible to repay Akcea for the relocation expenses incurred, according to the Policy.

This offer is contingent on you signing in the space provided below and signing the attached Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement. The Severance Benefits Agreement also requires your review and signature to receive those benefits.

22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

We are very pleased that you have decided to join us, and we look forward to working with you to continue to make Akcea a successful company!

Sincerely,

/s/ Damien McDevitt
Damien McDevitt Chief Executive Officer

Accepted and agreed:	/s/ Michael D. Price

Date Accepted:	April 24, 2020